Business Consulting Agreement

This Business Consulting Agreement (the “Agreement”) is entered into and effective May 28, 2013 by and between:

Rene Berlinger

Trust Company Complex,

Ajeltake Road, Ajeltake

Majuro MH96960 Marshall Islands
(“Consultant”)

And

Harmonic Energy, Inc.
3rd Floor, 207 Regent Street

London, England W1B 3HH

(“Company”)

WITNESSETH

WHEREAS, Consultant provides consultation and advisory services relating to business development and marketing; and

WHEREAS, the Company desires to be assured of the services of the Consultant in order to avail itself to the Consultant’s experience, skills, knowledge and abilities. The Company is therefore willing to engage the Consultant and the Consultant agrees to be engaged upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consulting Services: Effective as of May 28, 2013, the Company hereby engages and Consultant hereby accepts the engagement to become a consultant to the Company and to render such advice, consultation, information and services to the Company including (a) assistance with general business development, sales and marketing for the Company’s products (tires, oil, carbon and steel); (b) assistance with developing potential sites for the Company’s planned facilities, including identifying locations suitable for grants applicable to the Company’s business and sites with suitable proximity to potential sources of feedstock; and (c) such other managerial assistance as the Company shall deem necessary or appropriate for its business.

2.	Prior Agreement Superseded. The Consulting Agreement between the Company and Seahorse Investments, Ltd., of which the Consultant is a principal, shall be considered superseded and amended in its entirety by the terms of this Agreement.

3.	Payment: In consideration for entering into this agreement, the Company agrees to irrevocably issue to the Consultant 4,000,000 shares of the Company upon the execution of this agreement, to be registered with the Securities and Exchange Commission via an S-8 registration statement. In the previous Consulting Agreement the Consultant was paid US $70,000 for services provided to the Company; however the Company currently owes the consultant US $140,000 which the Company has agreed to convert into 1,750,000 shares at nominal value of $0.08 per share of the Company. Going forward the Company has agreed that the Consultant shall receive 2,250,000 for future consideration of the services provided under this agreement. This agreement supersedes the previous consulting agreement signed March 1st, 2012 and is an accurate reflection of the services provided by the Consultant.

4.	Expenses: The Consultant is responsible for all their travel and other expenses incurred.
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5.	Personnel: Consultant shall be an independent contractor and no personnel utilized by Consultant in providing services hereunder shall be deemed an employee of the Company. Moreover, neither Consultant nor any other such person shall be empowered hereunder to act on behalf of the Company. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of the Company, whether pursuant to any social security, unemployment insurance, worker’s compensation law or other federal, state or local law now in force and effect hereafter enacted.

6.	Term and Termination: The term of this Agreement shall be effective on June 1st, 2013 and shall continue in effect for a period of one (1) year thereafter. This Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. The Company or Consultant may cancel this Agreement on thirty (30) days written notice, at which time no further obligations will be due from either party.

7.	Non-Assignability: The rights, obligations, and benefits established by this Agreement shall not be assignable by Consultant. This Agreement shall be binding upon and shall insure to the benefit of the parties and their successors.

8.	Confidentiality: Consultant acknowledges and agrees that confidential and valuable information proprietary to and obtained during Consultants’ engagement by , shall not be, directly or indirectly, disclosed without the prior express written consent of , unless and until such information is otherwise known to the public generally through no fault of Consultant. All documents containing confidential information provided to Consultant by the Company shall clearly and conspicuously be marked with the word “Confidential.”

9.	Limited Liability: Neither Consultant nor any of his employees, officers or directors shall be liable for consequential or incidental damages of any kind to the Company that may arise out of or in connection with any services performed by Consultant hereunder.

10.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles thereof or actual domicile parties. Any dispute arising out of this Agreement shall be resolved in the courts sited in Clark County, Nevada, to the exclusion of all other venues.

11.	Notice: Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

12.	Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

13.	Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.
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IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement as of the day and year first above written.

Harmonic Energy, Inc.	Rene Berlinger
/s/ Jamie Mann	/s/ Rene Berlinger
By: Jamie Mann Its: President and CEO	Consultant

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